Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE July 27, 2011
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS SECOND QUARTER 2011
NET INCOME OF $11.8 MILLION AND STRONG LOAN GROWTH
     LAKE FOREST, ILLINOIS— Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $11.8 million or $0.25 per diluted common share for the quarter ended June 30, 2011 compared to net income of $13.0 million or $0.25 per diluted common share for the quarter ended June 30, 2010 and $16.4 million or $0.36 per diluted common share for the first quarter of 2011.
     The Company’s total assets of $14.6 billion at June 30, 2011 increased $920.2 million from June 30, 2010. Total deposits as of June 30, 2011 were $11.3 billion, an increase of $634.5 million from June 30, 2010. Noninterest bearing deposits increased by $443.6 million or 46.5% since June 30, 2010, while NOW, money market and savings deposits increased $374.5 million or 9.7% during the same time period. Total loans, including loans held for sale and excluding covered loans, were $10.1 billion as of June 30, 2011, an increase of $501.9 million over June 30, 2010.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “Today, we are reporting net income of $11.8 million for the second quarter of 2011. Core pre-tax earnings, one of our main internal measurements of profitability, improved by 10% over the second quarter of 2010 and 6% over the first quarter of 2011. The growth in core pre-tax earnings in 2011 has been hampered by an industry-wide fall-off in residential real estate loan originations and a significant decline in the accretable discount recognized as interest income on our purchased life insurance premium finance portfolio as prepayments declined. The decline in the accretable discount recognized as interest income on our purchased life insurance premium finance portfolio negatively impacted our reported net interest margins by 12 basis points on a sequential basis and 10 basis points on a year-to-date basis.
     We are very pleased with growth in our loan portfolio during the second quarter. Loans outstanding, including mortgages held for sale but excluding covered assets from FDIC-assisted transactions, grew by $408 million, or 17% on an annualized basis, since March 31, 2011. This loan growth was funded primarily through deposit growth, keeping our total liquidity levels at June 30, 2011 essentially equal to previous quarter-end levels.

The Company’s average loan growth lagged behind period-end balances outstanding in the second quarter as loan growth substantially accelerated during the second quarter.”
     Mr. Wehmer noted, “Our renewed franchise expansion efforts continued as we acquired River City Mortgage of Bloomington, Minnesota in April, completed the acquisition of Great Lakes Advisors, a Chicago-based investment manager, on July 1, 2011 and acquired certain assets, liabilities and banking operations of First Chicago Bank & Trust in an FDIC-assisted acquisition on July 8, 2011. These transactions bring additional residential loan origination capacity, assets under management and new banking markets to Wintrust. River City Mortgage originated approximately $500 million in mortgage loans in 2010, Great Lakes Advisors has approximately $2.4 billion in assets under management and First Chicago had seven operating branch banking locations. With the addition of First Chicago, we are now approaching 100 banking locations with 12 in the city of Chicago.”
     Commenting on credit quality, Mr. Wehmer noted, “Non-performing loans as a percent of total loans was 1.57%, down from 1.63% at the previous quarter-end, while total non-performing assets to total assets declined to 1.63% from 1.71% at March 31, 2011. However, the aggregate dollar level of non-performing loans and non-performing assets remain essentially unchanged from the end of the first quarter. During the second quarter of 2011, excluding covered loans, the Company recorded a provision for loan losses of $28.7 million, net charge-offs of $26.0 million and other real-estate owned operating charges of $6.6 million. Our allowance for credit losses, excluding covered loans, increased to $119.7 million from $117.1 million at March 31, 2011.”
     Continuing, Mr. Wehmer noted, “We are excited about the prospects for the remainder of 2011 and beyond. The Company had solid internal loan growth in the second quarter of 2011 and our loan pipelines remain strong. The recent acquisitions of Great Lakes Advisors and First Chicago Bank & Trust as well as the pending acquisition of Elgin State Bank will provide additional revenues and earnings and provide great platforms to continue growth. Additionally, as it relates to the net interest margin, we expect deposit costs to continue to decline and we recently entered into new interest rate swap agreements relative to certain of our trust preferred debentures which should further reduce our interest expense by approximately $5 million on an annual basis beginning late in the third quarter of this year.”
     In closing, Mr. Wehmer added, “The first half of the 20th anniversary year of the Wintrust organization has set the stage for an exciting second half. Our marketplace is providing unique growth opportunities for which we believe we have positioned ourselves to take advantage of in a favorable manner. We will be disciplined in our approach to growth and given proper execution of our objectives, Wintrust should be uniquely positioned in our marketplace to be the financial institution of choice and to allow our customers, as we say, to ‘HAVE IT ALL’.”

     The Company’s results in 2011 have been particularly impacted by the industry-wide fall-off in residential real estate loan originations as the outstanding balances of mortgages held for sale and mortgage warehouse lending declined rapidly during the first quarter of 2011. As these balances stabilized during the second quarter of 2011, growth in the Company’s commercial and premium finance portfolios accelerated. The graph below depicts the delayed effect on quarterly average balances in the second quarter of 2011 as period-end balances initially declined in 2011 and then grew in the second quarter of 2011. Growth of average total loans in the third quarter will be positively impacted by higher beginning balances at the start of the third quarter, the addition of First Chicago and continued internal loan growth. Total loans include mortgage loans held for sale and exclude covered loans. (Dollars in billions)
Total Loans

     The Company’s results in 2011 have also been impacted by the level of accretable discount recognized as interest income on its purchased premium life insurance portfolio as prepayments have declined. The graph below shows the quarterly discount recognized as interest income on the purchased life insurance premium finance portfolio as a function of prepayments and accretion for the past five quarterly periods. (Dollars in millions)
Accretable Discount Recognized as Interest Income
     The following tables show the components of the accretable discount recognized as interest income over the past six quarters on the purchased life insurance premium portfolio. The impact on the linked quarter, sequential quarter and year-to-date interest income and net interest margin is also shown.
Accretable Discount Components

(dollars in millions)	Accretion	Prepayments	Total

1Q10	$5.4	$3.7	$9.1
2Q10	4.8	6.9	11.7
3Q10	5.1	3.4	8.5
4Q10	6.9	7.7	14.6
1Q11	6.4	2.7	9.1
2Q11	3.6	1.5	5.1
Impact of Lower Prepayments on Interest Income and Net Interest Margin

	Change in	Change in		Impact on
(dollars in millions)	Accretion	Prepayments	Total	Net Interest Margin

Linked Qtr — 2Q11 vs 2Q10	$(1.2)	$(5.4)	$(6.6)	(20) bps
Sequential Qtr — 2Q11 vs 1Q11	(2.8)	(1.2)	(4.0)	(12) bps
YTD 2Q11 vs YTD 2Q10	(0.2)	(6.4)	(6.6)	(10) bps

     Wintrust’s key operating measures and growth rates for the second quarter of 2011, as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
	Three Months Ended			change		change
				from		from
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
	2011	2011	2010	2011		2010
Net income	$11,750	$16,402	$13,009		(28)%		(10)%
Net income (loss) per common share — diluted	$0.25	$0.36	$0.25		(31)%		—%
Core pre-tax earnings (2)	$52,751	$49,544	$47,912		6%		10%
Net revenue (1)	$145,358	$150,501	$154,750		(3)%		(6)%
Net interest income	$108,706	$109,614	$104,314		(1)%		4%
Net interest margin (2)	3.40%	3.48%	3.43%	(8	) bp	(3	) bp
Net overhead ratio (3)	1.72%	1.66%	1.26%	6	bp	46	bp
Return on average assets	0.33%	0.47%	0.39%	(14	) bp	(6	) bp
Return on average common equity	3.05%	4.49%	2.98%	(144	) bp	7	bp

At end of period
Total assets	$14,615,897	$14,094,294	$13,708,560		15%		7%
Total loans, excluding loans held-for-sale, excluding covered loans	$9,925,077	$9,561,802	$9,324,163		15%		6%
Total loans, including loans held-for-sale, excluding covered loans	$10,064,041	$9,656,288	$9,562,144		17%		5%
Total deposits	$11,259,260	$10,915,169	$10,624,742		13%		6%
Total shareholders’ equity	$1,473,386	$1,453,253	$1,384,736		6%		6%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions and Capital
Acquisitions
          On April 13, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of River City Mortgage, LLC (“River City”) of Bloomington, Minnesota. With offices in Minnesota, Nebraska and North Dakota, River City originated nearly $500 million in mortgage loans in 2010.
          On March 25, 2011, the Company announced that its wholly-owned subsidiary bank, Advantage National Bank Group (“Advantage”) acquired certain assets and liabilities and the banking operations of The Bank of Commerce (“TBOC”) in an FDIC-assisted transaction. TBOC operated one location in Wood Dale, Illlinois and had approximately $163 million in total assets and $161 million in total deposits as of December 31, 2010. Advantage subsequently changed its name to Schaumburg Bank & Trust, N.A. (“Schaumburg”) and acquired substantially all of TBOC’s assets at a discount of approximately 14% and assumed all of the non-brokered deposits at a premium of approximately 0.1%.
          On February 4, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of Community First Bank-Chicago (“CFBC”) in an FDIC-assisted transaction. CFBC operated one location in Chicago and had approximately $51.1 million in total assets and $49.5 million in total deposits as of December 31, 2010. Northbrook acquired substantially all of CFBC’s assets at a discount of approximately 8% and assumed all of the non-brokered deposits at a premium of approximately 0.5%.
          On February 3, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of Woodfield Planning Corporation (“Woodfield”) of Rolling Meadows, Illinois. With offices in Rolling Meadows, Illinois and Crystal Lake, Illinois, Woodfield originated approximately $180 million in mortgage loans in 2010.
          On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of First National Bank of Brookfield located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations are operating as Naperville Bank & Trust. Through this transaction, Wheaton acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.

          On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook, in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.
          On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.
          In summary, in the FDIC-assisted transactions:
     • Schaumburg assumed approximately $161 million of the outstanding deposits and approximately $163 million of assets of TBOC, prior to purchase accounting adjustments. A bargain purchase gain of $8.6 million was recognized on this transaction.
     • Northbrook assumed approximately $50 million of the outstanding deposits and approximately $51 million of assets of CFBC, prior to purchase accounting adjustments. A bargain purchase gain of $2.0 million was recognized on this transaction.
     • Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood, prior to purchase accounting adjustments. A bargain purchase gain of $6.8 million was recognized on this transaction.
     • Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments. A bargain purchase gain of $4.2 million was recognized on this transaction.
     • Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments. A bargain purchase gain of $22.3 million was recognized on this transaction.
          Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. We refer to the loans subject to these loss-sharing agreements as “covered loans.” Covered assets include covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Wintrust Financial Corporate Headquarters
          On June 8, 2011, the Company purchased a 277,000 square foot 11-story office building complex at 9700 W. Higgins Road, Rosemont, Illinois for approximately $22.5 million. The building will serve as the Company’s corporate and mortgage division headquarters and initially house approximately 400 employees. Currently, the building is approximately 50% occupied through lease tenants. The Company will begin to occupy the entire remaining area of the building in December 2011.
Capital Ratios
          As of June 30, 2011, the Company’s estimated capital ratios were 13.5% for total risk-based capital, 12.3% for tier 1 risk-based capital and 10.3% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.9% at June 30, 2011.
Financial Performance Overview — Second Quarter of 2011
          For the second quarter of 2011, net interest income totaled $108.7 million, an increase of $4.4 million as compared to the second quarter of 2010 and a decrease of $908,000 as compared to the first quarter of 2011. Average earning assets for the second quarter of 2011 increased by $656.1 million compared to the second quarter of 2010. Average earning asset growth over the past 12 months was primarily a result of the $503.8 million increase in average loans, $208.1 million of average covered loan growth from the FDIC-assisted bank acquisitions partially offset by a $55.8 million decrease in average liquidity management and other earning assets. Growth in the life insurance premium finance portfolio of $292.5 million and growth in the commercial and industrial portfolio of $114.0 million accounted for the bulk of the total average loan growth over the past 12 months. The average earning asset growth of $656.1 million over the past 12 months was primarily funded by a $374.8 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, and an increase in the average balance of net free funds of $400.4 million.
          The net interest margin for the second quarter of 2011 was 3.40% compared to 3.48% in the first quarter of 2011 and 3.43% in the second quarter of 2010. The eight basis point decrease in net interest margin in the second quarter of 2011 compared to the first quarter of 2011 resulted from a $4.0 million decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, lowering interest income recognized on prepayments and reducing accretion on the remaining balance of the pool as the estimated remaining life extended. Absent this decline in the second quarter the net interest margin would have been 3.52%. The impact of the decline was partially offset by continued lower repricing on interest-bearing deposits in the second quarter which benefited the net interest margin. The cost of interest-bearing deposits declined seven basis points in the second quarter. The Company continues to see a beneficial shift in its deposit mix as average non-interest bearing deposits comprised 12.4% of total average deposits in the second quarter of 2011 compared to 11.7% in the first quarter of 2011.
          The net interest margin decreased three basis points in the second quarter of 2011 compared to the second quarter of 2010. The driver of this decline was a $6.6 million decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, lowering interest income recognized on prepayments and reducing accretion on the remaining balance of the pool as the estimated remaining life extended. Absent this decline, the net interest margin in the second quarter would have been 3.60%. The cost of interest-bearing deposits declined 41 basis points from the second quarter of 2010 to the second quarter of 2011.
          Non-interest income totaled $36.7 million in the second quarter of 2011, decreasing $13.8 million, or 27%, compared to the second quarter of 2010 and decreasing $4.2 million, or 10%, compared to the first quarter of 2011. The change was primarily attributable to the lower bargain purchase gains recorded during the current period relating to the FDIC-assisted transactions than during the comparable periods. Mortgage banking revenue increased $4.8 million when compared to the second quarter of 2010 and increased $1.2 million when compared to the first quarter of 2011. The increase in the current quarter as compared to the second quarter of 2010 resulted primarily from estimations of fewer loss indemnification requests from investors. Loans sold to the secondary market were $459 million in the second quarter of 2011 compared to $732 million in the second quarter of 2010 and $562 million in the first quarter of 2011 (see “Non-Interest Income” section later in this document for further detail).
          Non-interest expense totaled $97.2 million in the second quarter of 2011, increasing $4.5 million, or 5%, compared to the second quarter of 2010 and decreasing $903,000 compared to the first quarter of 2011. The increase compared to the second quarter of 2010 was primarily attributable to a $2.4 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $3.3 million increase in salaries caused by the addition of employees from the FDIC-assisted transactions and larger staffing related to organic Company growth, and a $1.3 million increase from employee benefits (primarily related to health plans and payroll taxes), partially offset by a $2.2 million decrease in bonus and commissions attributable to variable pay based revenue.
Financial Performance Overview — First Six Months of 2011
          The net interest margin for the first six months of 2011 was 3.44%, compared to 3.41% in the first six months of 2010. Absent the negative impact described earlier from lower accretable discount recognized as interest income on the purchased life insurance premium portfolio, the 2011 year-to-date net interest margin would have been 3.54%. The impact of the decline was partially offset by continued lower repricing on interest-bearing deposits over the past 12 months. Average earning assets for the first six months of 2011 increased by $961.1 million compared to the first six months of 2010. This average earning asset growth was primarily a result of the $600.9 million increase in average loans, $267.0 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $93.2 million increase in liquidity management and other earning assets. Growth in the life insurance premium finance portfolio of $309.7 million and growth in the commercial and industrial portfolio of $96.8 million accounted for the bulk of the total average loan growth over the past 12 months. The average earning asset growth of $961.1 million over the past 12 months was primarily funded by a $404.6 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits and an increase in the average balance of net free funds of $466.2 million.
          Non-interest income totaled $77.5 million in the first six months of 2011, decreasing $15.5 million, or 17%, compared to the first six months of 2010. The change was primarily attributable to lower bargain purchase gains recorded during the current period relating to the FDIC-assisted transactions than during the comparable period. Mortgage banking revenue increased $6.7 million when compared to the first six months of 2010. This increase resulted primarily from estimations of fewer loss indemnification requests from investors. Mortgages originated for sale totaled over $1.0 billion in the first six months of 2011 compared to $1.4 billion in the first six months of 2010.
          Non-interest expense totaled $195.3 million in the first six months of 2011, increasing $18.7 million, or 11%, compared to the first six months of 2010. The increase compared to the first six months of 2010 was primarily attributable to a $9.5 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $7.3 million increase in salaries caused by the addition of employees from the FDIC-assisted transactions and larger staffing related to organic Company growth, and a $3.3 million increase from employee benefits (primarily related to health plans and payroll taxes), partially offset by a $1.2 million decrease in bonus and commissions attributable to variable pay based revenue. Additionally, OREO related expenses increased $5.2 million and professional fees increased $1.0 million, primarily related to increased legal costs related to non-performing assets and recent acquisitions.
          The Company’s effective tax rate increased to 38.8% for the first six months of 2011, up from 37.3% in the first six months of 2010. This increase is primarily attributable to two items. The increased Illinois corporate tax rate on 2011 earnings increased our total tax expense by approximately $320,000. Additionally, the Company recorded approximately $300,000 of additional tax expense in the first quarter due to a one-time adjustment to change the recorded value of its deferred tax liabilities as of the beginning of 2011 as a result of the Illinois corporate tax rate change that was effective on January 1, 2011.
Financial Performance Overview — Credit Quality
          Non-performing loans, excluding covered loans, totaled $156.1 million, or 1.57% of total loans, at June 30, 2011, compared to $155.4 million, or 1.63% of total loans, at March 31, 2011 and $135.4 million, or 1.45% of total loans, at June 30, 2010. OREO, excluding covered OREO, of $82.8 million at June 30, 2011 decreased $2.5 million compared to $85.3 million at March 31, 2011 and decreased $3.6 million compared to $86.4 million at June 30, 2010. Management continues to work with certain borrowers to restructure performing loans. These actions help these borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of June 30, 2011, a total of $103.0 million of outstanding loan balances qualified as restructured loans, with $85.8 million of these modified loans in an accruing status.
          The provision for credit losses totaled $29.2 million for the second quarter of 2011 compared to $25.3 million for the first quarter of 2011 and $41.3 million in the second quarter of 2010. Net charge-offs as a percentage of loans, excluding covered loans, for the second quarter of 2011 totaled 106 basis points on an annualized basis compared to 163 basis points on an annualized basis in the second quarter of 2010 and 104 basis points on an annualized basis in the first quarter of 2011.
          Excluding the allowance for covered loan losses, the allowance for credit losses at June 30, 2011 totaled $119.7 million, or 1.21% of total loans, compared to $117.1 million, or 1.22% of total loans, at March 31, 2011 and $108.7 million, or 1.17% of total loans, at June 30, 2010.
Acquisitions Subsequent to Quarter-End
          On July 8, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook, acquired certain assets and liabilities and the banking operations of First Chicago Bank & Trust (“First Chicago”) in an FDIC-assisted transaction. First Chicago operated seven locations in Illinois: three in Chicago, one each in Bloomingdale, Itasca, Norridge and Park Ridge, and had approximately $959 million in total assets and $887 million in total deposits as of March 31, 2011. Northbrook acquired substantially all of First Chicago’s assets at a discount of approximately 12% and assumed all of the non-brokered deposits at a premium of approximately 0.5%. Based upon initial calculations, the Company anticipates it will record a bargain purchase gain of at least $21 million in the third quarter of 2011 relating to the First Chicago transaction.

          On July 1, 2011, the Company announced the completion of its previously announced acquisition of Great Lakes Advisors, Inc. (“Great Lakes”), a Chicago-based investment manager with approximately $2.4 billion in assets under management. Great Lakes merged with Wintrust’s existing asset management business, Wintrust Capital Management, LLC and operates as “Great Lakes Advisors, LLC, a Wintrust Wealth Management Company” and will have assets under management of nearly $4.5 billion.
          On July 26, 2011, the Company announced the signing of a definitive agreement to acquire Elgin State Bancorp, Inc. (“ESBI”). ESBI is the parent company of Elgin State Bank, which operates three banking locations in Elgin, Illinois. As of March 31, 2011, Elgin State Bank had approximately $288 million in assets and $259 million in deposits.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Selected Financial Condition Data (at end of period):
Total assets	$14,615,897	$13,708,560
Total loans, excluding covered loans	9,925,077	9,324,163
Total deposits	11,259,260	10,624,742
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,473,386	1,384,736

Selected Statements of Income Data:
Net interest income	$108,706	$104,314	$218,320	$200,179
Net revenue (1)	145,358	154,750	295,859	293,223
Core pre-tax earnings (2)	52,751	47,912	102,295	89,990
Net income	11,750	13,009	28,152	29,027
Net income (loss) per common share — Basic	$0.31	$0.26	$0.75	$0.67
Net income (loss) per common share — Diluted	$0.25	$0.25	$0.60	$0.64

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.40%	3.43%	3.44%	3.41%
Non-interest income to average assets	1.04%	1.51%	1.11%	1.44%
Non-interest expense to average assets	2.76%	2.78%	2.80%	2.74%
Net overhead ratio (3)	1.72%	1.26%	1.69%	1.30%
Efficiency ratio (2) (4)	67.22%	59.72%	66.11%	60.13%
Return on average assets	0.33%	0.39%	0.40%	0.45%
Return on average common equity	3.05%	2.98%	3.76%	3.86%

Average total assets	$14,105,136	$13,390,537	$14,059,339	$12,993,056
Average total shareholders’ equity	1,460,071	1,371,689	1,449,031	1,284,460
Average loans to average deposits ratio (excluding covered loans)	90.9%	91.0%	91.1%	92.7%
Average loans to average deposits ratio (including covered loans)	94.8%	93.0%	94.5%	93.8%

Common Share Data at end of period:
Market price per common share	$32.18	$33.34
Book value per common share (2)	$33.63	$35.33
Tangible common book value per share (2)	$26.67	$25.96
Common shares outstanding	34,988,125	31,084,298

Other Data at end of period:(9)
Leverage Ratio (5)	10.3%	10.2%
Tier 1 capital to risk-weighted assets (5)	12.3%	13.0%
Total capital to risk-weighted assets (5)	13.5%	14.3%
Tangible common equity ratio (TCE) (2)(8)	7.9%	6.0%
Allowance for credit losses (6)	$119,697	$108,716
Credit discounts on purchased premium finance receivables — life insurance (7)	$17,458	$28,217
Non-performing loans	$156,072	$135,401
Allowance for credit losses to total loans (6)	1.21%	1.17%
Non-performing loans to total loans	1.57%	1.45%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	88	85

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses).A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2011	2010	2010
Assets
Cash and due from banks	$140,434	$153,690	$123,712
Federal funds sold and securities purchased under resale agreements	43,634	18,890	28,664
Interest-bearing deposits with other banks	990,308	865,575	1,110,123
Available-for-sale securities, at fair value	1,456,426	1,496,302	1,418,035
Trading account securities	509	4,879	38,261
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	86,761	82,407	79,300
Brokerage customer receivables	29,736	24,549	24,291
Mortgage loans held-for-sale, at fair value	133,083	356,662	222,703
Mortgage loans held-for-sale, at lower of cost or market	5,881	14,785	15,278
Loans, net of unearned income, excluding covered loans	9,925,077	9,599,886	9,324,163
Covered loans	408,669	334,353	275,563

Total loans	10,333,746	9,934,239	9,599,726
Less: Allowance for loan losses	117,362	113,903	106,547
Less: Allowance for covered loan losses	7,443	—	—

Net loans	10,208,941	9,820,336	9,493,179
Premises and equipment, net	403,577	363,696	346,806
FDIC indemnification asset	110,049	118,182	114,102
Accrued interest receivable and other assets	389,634	366,438	374,172
Trade date securities receivable	322,091	—	28,634
Goodwill	283,301	281,190	278,025
Other intangible assets	11,532	12,575	13,275

Total assets	$14,615,897	$13,980,156	$13,708,560

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,397,433	$1,201,194	$953,814
Interest bearing	9,861,827	9,602,479	9,670,928

Total deposits	11,259,260	10,803,673	10,624,742
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	423,500	423,500	415,571
Other borrowings	432,706	260,620	218,424
Secured borrowings — owed to securitization investors	600,000	600,000	600,000
Subordinated notes	40,000	50,000	55,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	2,243	—	200
Accrued interest payable and other liabilities	134,309	155,321	159,394

Total liabilities	13,142,511	12,543,607	12,323,824

Shareholders’ Equity:
Preferred stock	49,704	49,640	286,460
Common stock	34,988	34,864	31,084
Surplus	969,315	965,203	680,261
Treasury stock	(50)	—	(4)
Retained earnings	415,297	392,354	381,969
Accumulated other comprehensive income (loss)	4,132	(5,512)	4,966

Total shareholders’ equity	1,473,386	1,436,549	1,384,736

Total liabilities and shareholders’ equity	$14,615,897	$13,980,156	$13,708,560

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010
Interest income
Interest and fees on loans	$132,338	$135,800	$268,881	$265,342
Interest bearing deposits with banks	870	1,215	1,806	2,489
Federal funds sold and securities purchased under resale agreements	23	34	55	83
Securities	11,438	11,218	20,978	22,230
Trading account securities	10	343	23	364
Federal Home Loan Bank and Federal Reserve Bank stock	572	472	1,122	931
Brokerage customer receivables	194	166	360	304

Total interest income	145,445	149,248	293,225	291,743

Interest expense
Interest on deposits	22,404	31,626	46,360	64,838
Interest on Federal Home Loan Bank advances	4,010	4,094	7,968	8,440
Interest on notes payable and other borrowings	2,715	1,439	5,345	2,901
Interest on secured borrowings — owed to securitization investors	2,994	3,115	6,034	6,109
Interest on subordinated notes	194	256	406	497
Interest on junior subordinated debentures	4,422	4,404	8,792	8,779

Total interest expense	36,739	44,934	74,905	91,564

Net interest income	108,706	104,314	218,320	200,179
Provision for credit losses	29,187	41,297	54,531	70,342

Net interest income after provision for credit losses	79,519	63,017	163,789	129,837

Non-interest income
Wealth management	10,601	9,193	20,837	17,860
Mortgage banking	12,817	7,985	24,448	17,713
Service charges on deposit accounts	3,594	3,371	6,905	6,703
Gains on available-for-sale securities, net	1,152	46	1,258	438
Gain on bargain purchases	746	26,494	10,584	37,388
Trading (losses) gains	(30)	(1,617)	(470)	4,344
Other	7,772	4,964	13,977	8,598

Total non-interest income	36,652	50,436	77,539	93,044

Non-interest expense
Salaries and employee benefits	53,079	50,649	109,178	99,721
Equipment	4,409	4,046	8,673	7,941
Occupancy, net	6,772	6,033	13,277	12,263
Data processing	3,147	3,669	6,670	7,076
Advertising and marketing	1,440	1,470	3,054	2,784
Professional fees	4,533	3,957	8,079	7,064
Amortization of other intangible assets	704	674	1,393	1,319
FDIC insurance	3,281	5,005	7,799	8,814
OREO expenses, net	6,577	5,843	12,385	7,181
Other	13,264	11,317	24,807	22,438

Total non-interest expense	97,206	92,663	195,315	176,601

Income before taxes	18,965	20,790	46,013	46,280
Income tax expense	7,215	7,781	17,861	17,253

Net income	$11,750	$13,009	$28,152	$29,027

Preferred stock dividends and discount accretion	$1,033	$4,943	$2,064	$9,887

Net income applicable to common shares	$10,717	$8,066	$26,088	$19,140

Net income per common share - Basic	$0.31	$0.26	$0.75	$0.67

Net income per common share - Diluted	$0.25	$0.25	$0.60	$0.64

Cash dividends declared per common share	$—	$—	$0.09	$0.09

Weighted average common shares outstanding	34,971	31,074	34,950	28,522
Dilutive potential common shares	8,438	1,267	8,437	1,203

Average common shares and dilutive common shares	43,409	32,341	43,387	29,725

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and core pre-tax earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Core pre-tax earnings is a significant metric in assessing the Company’s core operating performance. Core pre-tax earnings is adjusted to exclude the provision for credit losses and certain significant items.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Six Months Ended
(Dollars and shares	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
in thousands)	2011	2011	2010	2010	2010	2011	2010
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$145,445	$147,780	$153,962	$147,401	$149,248	$293,225	$291,743
Taxable-equivalent adjustment:
- Loans	110	116	79	85	90	226	169
- Liquidity management assets	296	295	326	324	366	591	727
- Other earning assets	2	3	—	7	5	5	10

Interest Income - FTE	$145,853	$148,194	$154,367	$147,817	$149,709	$294,047	$292,649
(B) Interest Expense (GAAP)	$36,739	$38,166	$41,285	$44,421	$44,934	$74,905	$91,564

Net interest income — FTE	109,114	110,028	113,082	103,396	104,775	219,142	201,085

(C) Net Interest Income (GAAP) (A minus B)	$108,706	$109,614	$112,677	$102,980	$104,314	$218,320	$200,179

(D) Net interest margin (GAAP)	3.38%	3.46%	3.44%	3.20%	3.42%	3.42%	3.39%
Net interest margin — FTE	3.40%	3.48%	3.46%	3.22%	3.43%	3.44%	3.41%
(E) Efficiency ratio (GAAP)	67.41%	65.23%	67.65%	67.20%	59.90%	66.30%	60.32%
Efficiency ratio - FTE	67.22%	65.05%	67.48%	67.01%	59.72%	66.11%	60.13%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,473,386	$1,453,253	$1,436,549	$1,398,912	$1,384,736
Less: Preferred stock	(49,704)	(49,672)	(49,640)	(287,234)	(286,460)
Less: Intangible assets	(294,833)	(293,996)	(293,765)	(291,219)	(291,300)

(F) Total tangible common shareholders’ equity	$1,128,849	$1,109,585	$1,093,144	$820,459	$806,976

Total assets	$14,615,897	$14,094,294	$13,980,156	$14,100,368	$13,708,560
Less: Intangible assets	(294,833)	(293,996)	(293,765)	(291,219)	(291,300)

(G) Total tangible assets	$14,321,064	$13,800,298	$13,686,391	$13,809,149	$13,417,260

Tangible common equity ratio (F/G)	7.9%	8.0%	8.0%	5.9%	6.0%

Calculation of Core Pre-Tax Earnings
Income before taxes	$18,965	$27,048	$22,142	$32,385	$20,790	$46,013	$46,280
Add: Provision for credit losses	29,187	25,344	28,795	25,528	41,297	54,531	70,342
Add: OREO expenses, net	6,577	5,808	7,384	4,767	5,843	12,385	7,181
Add: Recourse obligation on loans previously sold	(916)	103	1,365	1,432	4,721	(813)	8,173
Add: Covered loan expense	806	745	342	162	184	1,551	184
Less: Gain on bargain purchases	(746)	(9,838)	(250)	(6,593)	(26,494)	(10,584)	(37,388)
Less: Trading losses (gains)	30	440	(611)	(210)	1,617	470	(4,344)
Less: (Gains) losses on available-for-sale securities, net	(1,152)	(106)	(159)	(9,235)	(46)	(1,258)	(438)

Core pre-tax earnings	$52,751	$49,544	$59,008	$48,236	$47,912	$102,295	$89,990

Calculation of book value per share
Total shareholders’ equity	$1,473,386	$1,453,253	$1,436,549	$1,398,912	$1,384,736
Less: Preferred stock	(49,704)	(49,672)	(49,640)	(287,234)	(286,460)

(H) Total common equity	$1,423,682	$1,403,581	$1,386,909	$1,111,678	$1,098,276

Actual common shares outstanding	34,988	34,947	34,864	31,144	31,084
Add: TEU conversion shares	7,342	6,696	7,512	—	—

(I) Common shares used for book value calculation	42,330	41,643	42,376	31,144	31,084

Book value per share (H/I)	$33.63	$33.70	$32.73	$35.70	$35.33
Tangible common book value per share (F/I)	$26.67	$26.65	$25.80	$26.34	$25.96

LOANS

Loan Portfolio Mix and Growth Rates				% Growth
				From (1)	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Commercial	$2,132,436	$2,049,326	$1,827,618	8%	17%
Commercial real-estate	3,374,668	3,338,007	3,347,823	2	1
Home equity	880,702	914,412	922,305	(7)	(5)
Residential real-estate	329,381	353,336	332,673	(14)	(1)
Premium finance receivables — commercial	1,429,436	1,265,500	1,346,985	26	6
Premium finance receivables — life insurance	1,619,668	1,521,886	1,378,657	13	17
Indirect consumer (2)	57,718	51,147	69,011	26	(16)
Consumer and other	101,068	106,272	99,091	(10)	2

Total loans, net of unearned income, excluding covered loans	$9,925,077	$9,599,886	$9,324,163	7%	6%
Covered loans	408,669	334,353	275,563	45	48

Total loans, net of unearned income	$10,333,746	$9,934,239	$9,599,726	8%	8%

Mix:
Commercial	20%	21%	19%
Commercial real-estate	33	34	35
Home equity	8	9	10
Residential real-estate	3	3	3
Premium finance receivables — commercial	14	13	14
Premium finance receivables — life insurance	16	15	14
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	96%	97%	97%
Covered loans	4	3	3

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

Commercial and Commercial Real-Estate Loans, excluding covered loans
As of June 30, 2011

				> 90 Days	Allowance
		% of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Balance	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,362,662	24.7%	$22,289	$—	$22,111
Franchise	114,134	2.1	1,792	—	978
Mortgage warehouse lines of credit	68,477	1.2	—	—	559
Community Advantage — homeowner associations	73,929	1.3	—	—	185
Aircraft	21,231	0.4	—	—	53
Asset-based lending	366,096	6.6	2,087	—	7,444
Municipal	63,296	1.1	—	—	1,099
Leases	62,535	1.1	—	—	417
Other	76	—	—	—	1

Total commercial	$2,132,436	38.5%	$26,168	$—	$32,847

Commercial Real-Estate:
Residential construction	$90,755	1.6	$3,011	$—	$2,751
Commercial construction	137,647	2.5	2,453	—	3,849
Land	212,934	3.9	33,980	—	15,104
Office	532,382	9.7	17,503	—	8,287
Industrial	514,534	9.3	2,470	—	4,735
Retail	524,788	9.5	8,164	—	5,589
Multi-family	316,151	5.7	4,947	—	8,488
Mixed use and other	1,045,477	19.3	17,265	—	12,900

Total commercial real-estate	$3,374,668	61.5%	$89,793	$—	$61,703

Total commercial and commercial real-estate	$5,507,104	100.0%	$115,961	$—	$94,550

Commercial real-estate — collateral location by state:
Illinois	$2,735,375	81.1%
Wisconsin	349,436	10.4

Total primary markets	$3,084,811	91.5%

Florida	57,993	1.7
Arizona	41,295	1.2
Indiana	48,870	1.4
Other (no individual state greater than 0.5%)	141,699	4.2

Total	$3,374,668	100.0%

DEPOSITS

Deposit Portfolio Mix and Growth Rates				% Growth
				From (1)	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Non-interest bearing	$1,397,433	$1,201,194	$953,814	33%	47%
NOW	1,530,068	1,561,507	1,560,733	(4)	(2)
Wealth Management deposits (2)	737,428	658,660	694,830	24	6
Money Market	1,985,661	1,759,866	1,722,729	26	15
Savings	736,974	744,534	594,753	(2)	24
Time certificates of deposit	4,871,696	4,877,912	5,097,883	—	(4)

Total deposits	$11,259,260	$10,803,673	$10,624,742	9%	6%

Mix:
Non-interest bearing	12%	11%	9%
NOW	14	15	15
Wealth Management deposits (2)	6	6	6
Money Market	18	16	16
Savings	7	7	6
Time certificates of deposit	43	45	48

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Deposit Maturity Analysis						Weighted-
As of June 30, 2011	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1)	of Deposit	Deposits	of Deposit
1-3 months	$2,927,501	$2,722,635	$737,428	$1,022,882	$7,410,446	1.23%
4-6 months				843,694	$843,694	1.23
7-9 months				665,411	$665,411	1.24
10-12 months				666,345	$666,345	1.21
13-18 months				653,088	$653,088	1.59
19-24 months				346,255	$346,255	1.68
24+ months				674,021	$674,021	2.27

Total deposits	$2,927,501	$2,722,635	$737,428	$4,871,696	$11,259,260	1.46%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2011 compared to the second quarter of 2010 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2011			June 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,591,398	$13,198	2.04%	$2,613,179	$13,305	2.04%
Other earning assets (2) (3) (7)	28,886	208	2.89	62,874	515	3.28
Loans, net of unearned income (2) (4) (7)	9,859,789	124,047	5.05	9,356,033	133,207	5.71
Covered loans	418,129	8,400	8.06	210,030	2,682	5.12

Total earning assets (7)	$12,898,202	$145,853	4.54%	$12,242,116	$149,709	4.91%

Allowance for loan losses	(125,537)			(108,764)
Cash and due from banks	135,670			137,531
Other assets	1,196,801			1,119,654

Total assets	$14,105,136			$13,390,537

Interest-bearing deposits	9,491,778	$22,404	0.95%	$9,348,541	$31,626	1.36%
Federal Home Loan Bank advances	421,502	4,010	3.82	417,835	4,094	3.93
Notes payable and other borrowings	338,304	2,715	3.22	217,751	1,439	2.65
Secured borrowings — owed to securitization investors	600,000	2,994	2.00	600,000	3,115	2.08
Subordinated notes	45,440	194	1.69	57,198	256	1.77
Junior subordinated notes	249,493	4,422	7.01	249,493	4,404	6.98

Total interest-bearing liabilities	$11,146,517	$36,739	1.32%	$10,890,818	$44,934	1.65%

Non-interest bearing deposits	1,349,549			932,046
Other liabilities	148,999			195,984
Equity	1,460,071			1,371,689

Total liabilities and shareholders’ equity	$14,105,136			$13,390,537

Interest rate spread (5) (7)			3.22%			3.26%
Net free funds/contribution (6)	$1,751,685		0.18%	$1,351,298		0.17%

Net interest income/Net interest margin (7)		$109,114	3.40%		$104,775	3.43%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2011 and 2010 were $408,000 and $461,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The net interest margin decreased three basis points in the second quarter of 2011 compared to the second quarter of 2010. The driver of this decline was a $6.6 million decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, lowering income recognized on prepayments and reducing accretion on the remaining balance of the pool as the estimated remaining life extended. Absent this decline, the net interest margin in the second quarter would have been 3.60%. The cost of interest-bearing deposits declined 41 basis points from the second quarter of 2010 to the second quarter of 2011.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2011 compared to the first quarter of 2011 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2011			March 31, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,591,398	$13,198	2.04%	$2,632,012	$11,354	1.75%
Other earning assets (2) (3) (7)	28,886	208	2.89	27,718	181	2.65
Loans, net of unearned income (2) (4) (7)	9,859,789	124,047	5.05	9,849,309	129,587	5.34
Covered loans	418,129	8,400	8.06	326,571	7,072	8.78

Total earning assets (7)	$12,898,202	$145,853	4.54%	$12,835,610	$148,194	4.68%

Allowance for loan losses	(125,537)			(118,610)
Cash and due from banks	135,670			152,264
Other assets	1,196,801			1,149,261

Total assets	$14,105,136			$14,018,525

Interest-bearing deposits	9,491,778	$22,404	0.95%	$9,542,637	$23,956	1.02%
Federal Home Loan Bank advances	421,502	4,010	3.82	416,021	3,958	3.86
Notes payable and other borrowings	338,304	2,715	3.22	266,379	2,630	4.00
Secured borrowings — owed to securitization investors	600,000	2,994	2.00	600,000	3,040	2.05
Subordinated notes	45,440	194	1.69	50,000	212	1.69
Junior subordinated notes	249,493	4,422	7.01	249,493	4,370	7.01

Total interest-bearing liabilities	$11,146,517	$36,739	1.32%	$11,124,530	$38,166	1.39%

Non-interest bearing deposits	1,349,549			1,261,374
Other liabilities	148,999			194,752
Equity	1,460,071			1,437,869

Total liabilities and shareholders’ equity	$14,105,136			$14,018,525

Interest rate spread (5) (7)			3.22%			3.29%
Net free funds/contribution (6)	$1,751,685		0.18%	$1,711,080		0.19%

Net interest income/Net interest margin (7)		$109,114	3.40%		$110,028	3.48%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2011 was $408,000 and for the three months ended March 31, 2011 was $414,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The net interest margin for the second quarter of 2011 was 3.40% compared to 3.48% in the first quarter of 2011. The eight basis point decrease in net interest margin in the second quarter of 2011 compared to the first quarter of 2011 resulted from a $4.0 million decrease in accretable discount recognized as interest income on the purchased life insurance premium portfolio as prepayments declined, lowering income recognized on prepayments and reducing accretion on the remaining balance of the pool as the estimated remaining life extended. Absent this decline in the second quarter the net interest margin would have been 3.52%. The impact of the decline was partially offset by continued lower repricing on interest-bearing deposits in the second quarter improved the net interest margin. The cost of interest-bearing deposits declined seven basis points in the second quarter. The Company continues to see a beneficial shift in its deposit mix as average non-interest bearing deposits comprised 12.4% of total average deposits in the second quarter of 2011 compared to 11.7% in the first quarter of 2011.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2011 compared to the six months ended June 30, 2010:

	For the Six Months Ended			For the Six Months Ended
	June 30, 2011			June 30, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,608,863	$24,552	1.90%	$2,485,713	$26,459	2.15%
Other earning assets (2) (3) (7)	28,305	389	2.77	58,291	679	2.35
Loans, net of unearned income (2) (4) (7)	9,854,578	253,634	5.19	9,253,693	262,829	5.73
Covered loans	372,608	15,472	8.37	105,595	2,682	5.12

Total earning assets (7)	$12,864,354	$294,047	4.61%	$11,903,292	$292,649	4.96%

Allowance for loan losses	(122,093)			(108,019)
Cash and due from banks	143,921			125,589
Other assets	1,173,157			1,072,194

Total assets	$14,059,339			$12,993,056

Interest-bearing deposits	$9,514,337	$46,360	0.98%	$9,084,587	$64,838	1.44%
Federal Home Loan Bank advances	418,777	7,968	3.84	423,484	8,440	4.02
Notes payable and other borrowings	302,540	5,345	3.56	221,812	2,901	2.64
Secured borrowings — owed to securitization investors	600,000	6,034	2.03	600,000	6,109	2.05
Subordinated notes	47,707	406	1.69	58,591	497	1.69
Junior subordinated notes	249,493	8,792	7.01	249,493	8,779	7.00

Total interest-bearing liabilities	$11,132,854	$74,905	1.35%	$10,637,967	$91,564	1.73%

Non-interest bearing deposits	1,305,705			895,650
Other liabilities	171,749			174,979
Equity	1,449,031			1,284,460

Total liabilities and shareholders’ equity	$14,059,339			$12,993,056

Interest rate spread (5) (7)			3.26%			3.23%
Net free funds/contribution (6)	$1,731,500		0.18%	$1,265,325		0.18%

Net interest income/Net interest margin (7)		$219,142	3.44%		$201,085	3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2011 and 2010 were $822,000 and $906,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The net interest margin for the first six months of 2011 was 3.44%, compared to 3.41% in the first six months of 2010. Absent the $6.6 million negative impact on a year-to-date basis described earlier from lower accretable discount recognized as interest income on the purchased life insurance premium portfolio, the 2011 year-to-date net interest margin would have been 3.54%. The impact of the decline was partially offset by continued lower repricing on the interest-bearing deposits over the past 12 months. Average earning assets for the first six months of 2011 increased by $961.1 million compared to the first six months of 2010. This average earning asset growth was primarily a result of the $600.9 million increase in average loans, $267.0 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $93.2 million increase in liquidity management and other earning assets. Growth in the life insurance premium finance portfolio of $309.7 million and growth in the commercial and industrial portfolio of $96.8 million accounted for the bulk of the total average loan growth over the past 12 months. The average earning asset growth of $961.1 million over the past 12 months was primarily funded by a $404.6 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits and an increase in the average balance of net free funds of $466.2 million.

NON-INTEREST INCOME
For the second quarter of 2011, non-interest income totaled $36.7 million, a decrease of $13.8 million, or 27%, compared to the second quarter of 2010. The decrease was primarily attributable to lower bargain purchase gains, partially offset by increases in wealth management revenues, mortgage banking revenue and fees from covered call options.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$6,208	$5,712	$496	9
Trust and asset management	4,393	3,481	912	26

Total wealth management	10,601	9,193	1,408	15

Mortgage banking	12,817	7,985	4,832	61
Service charges on deposit accounts	3,594	3,371	223	7
Gains on available-for-sale securities	1,152	46	1,106	NM
Gain on bargain purchases	746	26,494	(25,748)	(97)
Trading (losses) gains	(30)	(1,617)	1,587	98
Other:
Fees from covered call options	2,287	169	2,118	NM
Bank Owned Life Insurance	661	418	243	58
Administrative services	781	708	73	10
Miscellaneous	4,043	3,669	374	10

Total Other	7,772	4,964	2,808	57

Total Non-Interest Income	$36,652	$50,436	$(13,784)	(27)

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$12,533	$11,266	$1,267	11
Trust and asset management	8,304	6,594	1,710	26

Total wealth management	20,837	17,860	2,977	17

Mortgage banking	24,448	17,713	6,735	38
Service charges on deposit accounts	6,905	6,703	202	3
Gains (losses) on available-for-sale securities	1,258	438	820	NM
Gain on bargain purchases	10,584	37,388	(26,804)	(72)
Trading (losses) gains	(470)	4,344	(4,814)	NM
Other:
Fees from covered call options	4,757	459	4,298	NM
Bank Owned Life Insurance	1,537	1,041	496	48
Administrative services	1,498	1,289	209	16
Miscellaneous	6,185	5,809	376	6

Total Other	13,977	8,598	5,379	63

Total Non-Interest Income	$77,539	$93,044	$(15,505)	(17)

NM — Not Meaningful
The significant changes in non-interest income for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010 are discussed below.
Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Great Lakes Advisors. Wealth management revenue totaled $10.6 million in the second quarter of 2011 and $9.2 million in the second quarter of 2010, an increase of 15%. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities.

Additionally, the improvement in the equity markets overall has led to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended June 30, 2011, this revenue totaled $12.8 million, an increase of $4.8 million when compared to the second quarter of 2010. Mortgages originated and sold totaled $459 million in the second quarter of 2011 compared to $732 million in the second quarter of 2010. The increase in mortgage banking revenue in the second quarter of 2011 as compared to the second quarter of 2010 resulted primarily from estimations of fewer loss indemnification requests from investors. The Company enters into residential mortgage loan sale agreements with investors in the normal course of business. These agreements provide recourse to investors through certain representations concerning credit information, loan documentation, collateral and insurability. Investors request the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. An increase in requests for loss indemnification can negatively impact mortgage banking revenue as additional recourse expense. The loss reserves established for loans expected to be repurchased is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loans that have been sold, and current economic conditions.
A summary of the mortgage banking revenue components is shown below:

Mortgage banking revenue	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2011	2010
Mortgage loans originated and sold	$458,538	$562,088	$732,464	$1,020,626	$1,419,144

Mortgage loans serviced for others	$943,542	$943,074	$756,451
Fair value of mortgage servicing rights (MSRs)	$8,762	$9,448	$5,347
MSRs as a percentage of loans serviced	0.93%	1.00%	0.71%

Gain on sales of loans and other fees	$13,037	$11,593	$14,485	$24,630	$28,203
Mortgage servicing rights fair value adjustments	(1,136)	141	(1,779)	(995)	(2,317)
Recourse obligation on loans previously sold	916	(103)	(4,721)	813	(8,173)

Total mortgage banking revenue	$12,817	$11,631	$7,985	$24,448	$17,713

Gain on sales of loans and other fees as a percentage of loans sold	2.84%	2.06%	1.98%	2.41%	1.99%
The Company has recognized gains on bargain purchases of $10.6 million in the first six months of 2011 related to the FDIC-assisted acquisitions of TBOC by Schaumburg and CFBC by Northbrook. In comparison, in the comparable period in 2010, the Company recognized $22.3 million and $4.2 million of bargain purchase gains related to the Wheatland and Lincoln Park acquisitions, as well as $10.9 million related to loans acquired in the Company’s acquisition of a life insurance premium finance loan portfolio.
Other non-interest income for the second quarter of 2011 totaled $7.8 million, compared to $5.0 million in the second quarter of 2010. Fees from certain covered call option transactions increased by $2.1 million in the second quarter of 2011 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

NON-INTEREST EXPENSE
Non-interest expense for the second quarter of 2011 totaled $97.2 million and increased approximately $4.5 million, or 5%, compared to the second quarter of 2010.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	June 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$32,008	$28,714	3,294	11
Commissions and bonus	10,760	12,967	(2,207)	(17)
Benefits	10,311	8,968	1,343	15

Total salaries and employee benefits	53,079	50,649	2,430	5
Equipment	4,409	4,046	363	9
Occupancy, net	6,772	6,033	739	12
Data processing	3,147	3,669	(522)	(14)
Advertising and marketing	1,440	1,470	(30)	(2)
Professional fees	4,533	3,957	576	15
Amortization of other intangible assets	704	674	30	4
FDIC insurance	3,281	5,005	(1,724)	(34)
OREO expenses, net	6,577	5,843	734	13
Other:
Commissions — 3rd party brokers	991	1,097	(106)	(10)
Postage	1,170	1,229	(59)	(5)
Stationery and supplies	888	761	127	17
Miscellaneous	10,215	8,230	1,985	24

Total other	13,264	11,317	1,947	17

Total Non-Interest Expense	$97,206	$92,663	$4,543	5

	Six Months Ended
	June 30,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$65,143	$57,797	7,346	13
Commissions and bonus	21,474	22,698	(1,224)	(5)
Benefits	22,561	19,226	3,335	17

Total salaries and employee benefits	109,178	99,721	9,457	9
Equipment	8,673	7,941	732	9
Occupancy, net	13,277	12,263	1,014	8
Data processing	6,670	7,076	(406)	(6)
Advertising and marketing	3,054	2,784	270	10
Professional fees	8,079	7,064	1,015	14
Amortization of other intangible assets	1,393	1,319	74	6
FDIC insurance	7,799	8,814	(1,015)	(12)
OREO expenses, net	12,385	7,181	5,204	72
Other:
Commissions — 3rd party brokers	2,021	2,058	(37)	(2)
Postage	2,248	2,339	(91)	(4)
Stationery and supplies	1,728	1,493	235	16
Miscellaneous	18,810	16,548	2,262	14

Total other	24,807	22,438	2,369	11

Total Non-Interest Expense	$195,315	$176,601	$18,714	11

The significant changes in non-interest expense for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010 are discussed below.
Salaries and employee benefits comprised 55% of total non-interest expense in the second quarter of 2011 and 55% in the second quarter of 2010. Salaries and employee benefits expense increased $2.4 million, or 5%, in the second quarter of 2011 compared to the second quarter of 2010 primarily as a result of a $3.3 million increase in salaries caused by the addition of employees from the FDIC-assisted transactions and larger staffing as the Company grows and a $1.3 million increase from employee benefits (primarily health plan and payroll taxes related), partially offset by a $2.2 million decrease in bonus and commissions attributable to variable pay based revenue.
Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises. Occupancy expense for the second quarter of 2011 was $6.8 million, an increase of $739,000, or 12%, compared to the same period in 2010. The increase is primarily the result of rent expense on additional leased premises and depreciation on owned locations which were obtained in the FDIC-assisted acquisitions.
Data processing expenses decreased $522,000 for the second quarter of 2011 as compared to the second quarter of 2010. The decrease in the data processing expenses is related to more favorable terms from third-party providers.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the second quarter of 2011 were $4.5 million, an increase of $576,000, or 15%, compared to the same period in 2010. These increases are primarily a result of increased legal costs related to non-performing assets and recent bank acquisitions.
FDIC insurance expense for the second quarter of 2011 was $3.3 million, a decrease of $1.7 million, or 34%, compared to the same period in 2010. Effective April 1, 2011, standards applied in FDIC assessments set forth in the Federal Deposit Insurance Act were revised by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These revisions modified definitions of a company’s insurance assessment base and assessment rates which led to the Company’s decreased FDIC expense in the second quarter of 2011.
OREO expenses include all costs related to obtaining, maintaining and selling of other real estate owned properties. This expense totaled $6.6 million in the second quarter of 2011, an increase of $734,000 compared to $5.8 million in the second quarter of 2010. The increase in OREO expenses primarily related to higher valuation adjustments of properties held in OREO in the second quarter of 2011 as compared to second quarter of 2010.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2011	2010	2011	2010
Allowance for loan losses at beginning of period	$115,049	$102,397	$113,903	$98,277
Provision for credit losses	28,666	41,297	53,042	70,342
Other adjustments	—	—	—	1,943
Reclassification (to)/from allowance for unfunded lending-related commitments	(317)	785	1,799	684

Charge-offs:
Commercial	7,583	4,781	16,723	9,456
Commercial real estate	20,691	12,311	34,033	32,554
Home equity	1,300	3,089	2,073	3,370
Residential real estate	282	310	1,557	717
Premium finance receivables — commercial	1,893	17,747	3,400	19,680
Premium finance receivables — life insurance	214	—	244	—
Indirect consumer	44	256	164	529
Consumer and other	266	109	426	288

Total charge-offs	32,273	38,603	58,620	66,594

Recoveries:
Commercial	301	143	567	586
Commercial real estate	463	218	801	660
Home equity	19	6	27	13
Residential real estate	3	2	5	7
Premium finance receivables — commercial	5,375	188	5,643	417
Premium finance receivables — life insurance	12	—	12	—
Indirect consumer	42	81	108	132
Consumer and other	22	33	75	80

Total recoveries	6,237	671	7,238	1,895

Net charge-offs	(26,036)	(37,932)	(51,382)	(64,699)

Allowance for loan losses at period end	$117,362	$106,547	$117,362	$106,547

Allowance for unfunded lending-related commitments at period end	2,335	2,169	2,335	2,169

Allowance for credit losses at period end	$119,697	$108,716	$119,697	$108,716

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.45%	1.04	1.65%	1.03%
Commercial real estate	2.40	1.45	1.99	1.93
Home equity	0.58	1.34	0.46	0.73
Residential real estate	0.25	0.23	0.62	0.28
Premium finance receivables — commercial	(0.99)	5.46	(0.33)	3.03
Premium finance receivables — life insurance	0.05	—	0.03	—
Indirect consumer	0.02	0.92	0.21	0.96
Consumer and other	0.98	0.27	0.69	0.37

Total loans, net of unearned income, excluding covered loans	1.06%	1.63	1.05%	1.41%

Net charge-offs as a percentage of the provision for credit losses	90.83%	91.85	96.87%	91.98%

Loans at period-end			$9,925,077	$9,324,163
Allowance for loan losses as a percentage of loans at period end			1.18%	1.14%
Allowance for credit losses as a percentage of loans at period end			1.21%	1.17%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the allowance for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an “other adjustment to the allowance for loan losses”.
The provision for credit losses, excluding the provision for covered loan losses, totaled $28.7 million for the second quarter of 2011, $24.4 million in the first quarter of 2011 and $41.3 million for the second quarter of 2010. For the quarter ended June 30, 2011, net charge-offs, excluding covered loans, totaled $26.0 million compared to $25.3 million in the first quarter of 2011 and $37.9 million recorded in the second quarter of 2010. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 1.06% in the second quarter of 2011, 1.04% in the first quarter of 2011, and 1.63% in the second quarter of 2010. The second quarter of 2011 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets and an appropriate level of reserves.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure.
The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at June 30, 2011:

		90+ days	60-89	30-59
As of June 30, 2011		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$22,289	$—	$7,164	$23,754	$1,309,455	$1,362,662
Franchise	1,792	—	—	—	112,342	114,134
Mortgage warehouse lines of credit	—	—	—	—	68,477	68,477
Community Advantage — homeowners association	—	—	—	—	73,929	73,929
Aircraft	—	—	—	—	21,231	21,231
Asset-based lending	2,087	—	—	2,415	361,594	366,096
Municipal	—	—	—	—	63,296	63,296
Leases	—	—	—	763	61,772	62,535
Other	—	—	—	—	76	76

Total commercial	26,168	—	7,164	26,932	2,072,172	2,132,436

Commercial real-estate:
Residential construction	3,011	—	938	5,245	81,561	90,755
Commercial construction	2,453	—	7,579	7,075	120,540	137,647
Land	33,980	—	10,281	8,076	160,597	212,934
Office	17,503	—	1,648	3,846	509,385	532,382
Industrial	2,470	—	2,689	2,480	506,895	514,534
Retail	8,164	—	3,778	14,806	498,040	524,788
Multi-family	4,947	—	4,628	3,836	302,740	316,151
Mixed use and other	17,265	—	9,350	4,201	1,014,661	1,045,477

Total commercial real-estate	89,793	—	40,891	49,565	3,194,419	3,374,668

Home equity	15,853	—	1,502	4,081	859,266	880,702
Residential real estate	7,379	—	1,272	949	319,781	329,381
Premium finance receivables — commercial	10,309	4,446	5,089	7,897	1,401,695	1,429,436
Premium finance receivables — life insurance	670	324	4,873	3,254	1,610,547	1,619,668
Indirect consumer	89	284	98	531	56,716	57,718
Consumer and other	757	—	123	418	99,770	101,068

Total loans, net of unearned income, excluding covered loans	$151,018	$5,054	$61,012	$93,627	$9,614,366	$9,925,077

Aging as a % of Loan Balance:
Commercial
Commercial and industrial	1.6%	—%	0.5%	1.7%	96.2%	100.0%
Franchise	1.6	—	—	—	98.4	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage — homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	—	—	100.0	100.0
Asset-based lending	0.6	—	—	0.7	98.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	1.2	98.8	100.0
Other	—	—	—	—	100.0	100.0

Total commercial	1.2	—	0.3	1.3	97.2	100.0

Commercial real-estate:
Residential construction	3.3	—	1.0	5.8	89.9	100.0
Commercial construction	1.8	—	5.5	5.1	87.6	100.0
Land	16.0	—	4.8	3.8	75.4	100.0
Office	3.3	—	0.3	0.7	95.7	100.0
Industrial	0.5	—	0.5	0.5	98.5	100.0
Retail	1.6	—	0.7	2.8	94.9	100.0
Multi-family	1.6	—	1.5	1.2	95.7	100.0
Mixed use and other	1.7	—	0.9	0.4	97.0	100.0

Total commercial real-estate	2.7	—	1.2	1.5	94.6	100.0

Home equity	1.8		0.2	0.5	97.5	100.0
Residential real estate	2.2	—	0.4	0.3	97.1	100.0
Premium finance receivables — commercial	0.7	0.3	0.4	0.6	98.0	100.0
Premium finance receivables — life insurance	—	—	0.3	0.2	99.5	100.0
Indirect consumer	0.2	0.5	0.2	0.9	98.2	100.0
Consumer and other	0.7	—	0.1	0.4	98.8	100.0

Total loans, net of unearned income, excluding covered loans	1.5%	0.1%	0.6%	0.9%	96.9%	100.0%

As of June 30, 2011, $61.0 million of all loans, excluding covered loans, or 0.6%, were 60 to 89 days past due and $93.6 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of March 31, 2011, $41.2 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $103.5 million, or 1.1%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at June 30, 2011 that are current with regard to the contractual terms of the loan agreement represent 97.5% of the total home equity portfolio. Residential real estate loans at June 30, 2011 that are current with regards to the contractual terms of the loan agreements comprise 97.1% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at March 31, 2011:

		90+ days	60-89	30-59
As of March 31, 2011		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$24,277	$150	$3,233	$9,201	$1,240,796	$1,277,657
Franchise	1,792	—	—	—	112,584	114,376
Mortgage warehouse lines of credit	—	—	—	—	33,482	33,482
Community Advantage — homeowners association	—	—	—	—	75,948	75,948
Aircraft	74	—	—	—	22,243	22,317
Asset-based lending	—	—	216	2,355	299,328	301,899
Municipal	—	—	—	—	60,376	60,376
Leases	14	—	—	88	51,404	51,506
Other	—	—	—	—	—	—

Total commercial	26,157	150	3,449	11,644	1,896,161	1,937,561

Commercial real-estate:
Residential construction	7,891	—	1,057	3,587	78,832	91,367
Commercial construction	1,396	692	2,469	680	116,311	121,548
Land	26,974	—	7,366	12,455	183,419	230,214
Office	17,945	—	1,705	3,059	534,558	557,267
Industrial	1,251	524	1,672	8,499	483,690	495,636
Retail	12,824	—	4,994	5,810	499,486	523,114
Multi-family	5,968	—	1,107	5,059	281,729	293,863
Mixed use and other	19,752	781	7,187	19,835	995,998	1,043,553

Total commercial real-estate	94,001	1,997	27,557	58,984	3,174,023	3,356,562

Home equity	11,184	—	3,366	6,603	870,179	891,332
Residential real estate	4,909	—	918	5,174	333,908	344,909
Premium finance receivables — commercial	9,550	6,319	4,433	14,428	1,303,121	1,337,851
Premium finance receivables — life insurance	342	—	1,130	5,580	1,532,469	1,539,521
Indirect consumer	320	310	182	657	50,910	52,379
Consumer and other	147	1	185	394	100,960	101,687

Total loans, net of unearned income, excluding covered loans	$146,610	$8,777	$41,220	$103,464	$9,261,731	$9,561,802

Aging as a % of Loan Balance:
Commercial
Commercial and industrial	1.9%	—%	0.3%	0.7%	97.1%	100.0%
Franchise	1.6	—	—	—	98.4	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage — homeowners association	—	—	—	—	100.0	100.0
Aircraft	0.3	—	—	—	99.7	100.0
Asset-based lending	—	—	0.1	0.8	99.1	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	0.2	99.8	100.0
Other	—	—	—	—	—	—

Total commercial	1.3	—	0.2	0.6	97.9	100.0

Commercial real-estate:
Residential construction	8.6	—	1.2	3.9	86.3	100.0
Commercial construction	1.1	0.6	2.0	0.6	95.7	100.0
Land	11.7	—	3.2	5.4	79.7	100.0
Office	3.2	—	0.3	0.5	96.0	100.0
Industrial	0.3	0.1	0.3	1.7	97.6	100.0
Retail	2.5	—	1.0	1.1	95.4	100.0
Multi-family	2.0	—	0.4	1.7	95.9	100.0
Mixed use and other	1.9	0.1	0.7	1.9	95.4	100.0

Total commercial real-estate	2.8	0.1	0.8	1.8	94.5	100.0

Home equity	1.3	—	0.4	0.7	97.6	100.0
Residential real estate	1.4	—	0.3	1.5	96.8	100.0
Premium finance receivables — commercial	0.7	0.5	0.3	1.1	97.4	100.0
Premium finance receivables — life insurance	0.0	—	0.1	0.4	99.5	100.0
Indirect consumer	0.6	0.6	0.3	1.3	97.2	100.0
Consumer and other	0.1	0.0	0.2	0.4	99.3	100.0

Total loans, net of unearned income, excluding covered loans	1.5%	0.1%	0.4%	1.1%	96.9%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets, excluding covered assets, at the dates indicated.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$150	$99
Commercial real-estate	—	1,997	2,248
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables — commercial	4,446	6,319	6,350
Premium finance receivables — life insurance	324	—	1,923
Indirect consumer	284	310	579
Consumer and other	—	1	3

Total loans past due greater than 90 days and still accruing	5,054	8,777	11,202

Non-accrual loans:
Commercial	26,168	26,157	17,741
Commercial real-estate	89,793	94,001	82,984
Home equity	15,853	11,184	7,149
Residential real-estate	7,379	4,909	4,436
Premium finance receivables — commercial	10,309	9,550	11,389
Premium finance receivables — life insurance	670	342	—
Indirect consumer	89	320	438
Consumer and other	757	147	62

Total non-accrual loans	151,018	146,610	124,199

Total non-performing loans:
Commercial	26,168	26,307	17,840
Commercial real-estate	89,793	95,998	85,232
Home equity	15,853	11,184	7,149
Residential real-estate	7,379	4,909	4,436
Premium finance receivables — commercial	14,755	15,869	17,739
Premium finance receivables — life insurance	994	342	1,923
Indirect consumer	373	630	1,017
Consumer and other	757	148	65

Total non-performing loans	$156,072	$155,387	$135,401
Other real estate owned	82,772	85,290	86,420

Total non-performing assets	$238,844	$240,677	$221,821

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.23%	1.36%	0.98%
Commercial real-estate	2.66	2.86	2.55
Home equity	1.80	1.25	0.78
Residential real-estate	2.24	1.42	1.33
Premium finance receivables — commercial	1.03	1.19	1.32
Premium finance receivables — life insurance	0.06	0.02	0.14
Indirect consumer	0.65	1.20	1.47
Consumer and other	0.75	0.15	0.07

Total loans, net of unearned income	1.57%	1.63%	1.45%

Total non-performing assets as a percentage of total assets	1.63%	1.71%	1.62%

Allowance for loan losses as a percentage total non-performing loans	75.20%	74.04%	78.69%

Non-performing Commercial and Commercial Real Estate
The commercial non-performing loan category totaled $26.2 million as of June 30, 2011 compared to $26.3 million as of March 31, 2011 and $17.8 million as of June 30, 2010. The commercial real estate non-performing loan category totaled $89.8 million as of June 30, 2011 compared to $96.0 million as of March 31, 2011 and $85.2 million as of June 30, 2010.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $23.2 million as of June 30, 2011. The balance increased $11.6 million from June 30, 2010 and $7.1 million from March 31, 2011. The June 30, 2011 non-performing balance is comprised of $7.4 million of residential real estate (28 individual credits) and $15.8 million of home equity loans (38 individual credits). On average, this is approximately four non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of June 30, 2011 and 2010, and the amount of net charge-offs for the quarters then ended.

	June 30,	June 30,
(Dollars in thousands)	2011	2010
Non-performing premium finance receivables — commercial	$14,755	$17,739
— as a percent of premium finance receivables — commercial outstanding	1.03%	1.32%

Net (recoveries) charge-offs of premium finance receivables — commercial	$(3,482)	$17,559
— annualized as a percent of average premium finance receivables — commercial	(0.99)%	5.46%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits. In the second quarter of 2010, fraud perpetrated against a number of premium finance companies in the industry, including the property and casualty division of our premium financing subsidiary, increased both our net charge-offs and our provision for credit losses by $15.7 million. Excluding the effect of this fraud, net charge-offs of commercial premium finance receivables would have been $1.8 million for the second quarter of 2010, which is 0.56% of average commercial premium finance receivables on an annualized basis. In the second quarter of 2011, the Company recovered $5.0 million from insurance coverage of the $15.7 million fraud loss recorded in the second quarter of 2010. The Company continues to pursue additional recoveries, but does not anticipate any significant additional recoveries. Absent this recovery, net charge-offs of commercial premium finance receivables would have been $1.5 million or 0.45% of average commercial premium finance receivables in the second quarter of 2011.
The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and six month periods ending June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2011	2010	2011	2010
Balance at beginning of period	$155,387	$140,960	$142,132	$131,804
Additions, net	45,742	41,007	101,910	86,810
Return to performing status	(2,193)	(738)	(3,368)	(3,825)
Payments received	(12,553)	(8,213)	(14,142)	(9,513)
Transfer to OREO	(12,926)	(13,477)	(35,351)	(40,723)
Charge-offs	(17,611)	(16,481)	(31,711)	(28,680)
Net change for niche loans (1)	226	(7,657)	(3,398)	(472)

Balance at end of period	$156,072	$135,401	$156,072	$135,401

(1)	This includes activity for premium finance receivables and indirect consumer loans.
Restructured Loans
The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010
Accruing:
Commercial	$12,396	$12,620	$5,110
Commercial real estate	72,363	55,202	46,052
Residential real estate	1,079	1,560	2,591

Total accrual	$85,838	$69,382	$53,753

Non-accrual: (1)
Commercial	$3,587	$5,582	$3,865
Commercial real estate	12,308	21,174	6,827
Residential real estate	1,311	431	238

Total non-accrual	$17,206	$27,187	$10,930

Total restructured loans:
Commercial	$15,983	$18,202	$8,975
Commercial real estate	84,671	76,376	52,879
Residential real estate	2,390	1,991	2,829

Total restructured loans	$103,044	$96,569	$64,683

(1)	Included in total non-performing loans.
At June 30, 2011, the Company had $103.0 million in loans with modified terms. The $103.0 million in modified loans represents 126 credit relationships in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. These actions were taken on a case-by-case basis working with these borrowers to find a concession that would assist them in retaining their businesses or their homes and attempt to keep these loans in an accruing status for the Company.
Subsequent to its restructuring, any restructured loan with a below market rate concession will remain classified by the Company as a restructured loan for its duration. All restructured loans were reviewed for collateral impairment at June 30, 2011 and approximately $4.7 million of collateral impairment was present on restructured loans classified as non-

accrual and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.
Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of June 30, 2011 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010
Balance at beginning of period	$85,290	$71,214	$89,009
Disposals/resolved	(8,253)	(11,515)	(15,201)
Transfers in at fair value, less costs to sell	10,190	28,865	16,348
Fair value adjustments	(4,455)	(3,274)	(3,736)

Balance at end of period	$82,772	$85,290	$86,420

	Period End
	June 30,	March 31,	June 30,
Balance by Property Type	2011	2011	2010
Residential real estate	$7,196	$10,570	$5,457
Residential real estate development	16,591	17,808	27,161
Commercial real estate	58,985	56,912	53,802

Total	$82,772	$85,290	$86,420

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.
Covered Assets

	June 30,	March 31,	June 30,
(Dollars in thousands)	2011	2011	2010
Period End Balances:
Loans	$408,669	$431,299	$—
Other real estate owned	31,053	36,295	—
FDIC Indemnification asset	110,049	124,785	—

Total covered assets	$549,771	$592,379	$—

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of period	$4,844	$—	$—
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	2,599	4,844	—
Benefit attributable to FDIC loss share agreements	(2,078)	(3,876)	—

Net provision for covered loan losses	521	968	—
Increase in FDIC indemnification asset	2,076	3,876	—
Loans charged-off	—	—	—
Recoveries of loans charged-off	2	—	—

Net charge-offs	2	—	—

Balance at end of period	$7,443	$4,844	$—

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table presents a summary of the discount components for the life insurance premium finance portfolio purchase as of June 30, 2011 and shows the changes in the balances from June 30, 2010.
Purchased Loan Portfolio
Summary of Acquisition

		Credit
		discounts -
		non-
	Accretable	accretable
(Dollars in thousands)	discounts	discounts
Balances at June 30, 2010	$51,779	$28,217
- Accretion (effective yield method)	(5,139)	—
- Accretion recognized as accounts prepay	(1,672)	(1,680)
- Reclassification from accretable to nonaccretable	(52)	52
- Discount used for loans written off	—	(190)

Balances at September 30, 2010	$44,916	$26,399

- Accretion (effective yield method)	(6,873)	—
- Accretion recognized as accounts prepay	(4,591)	(3,181)
- Reclassification from accretable to nonaccretable	(137)	137
- Discount used for loans written off	—	(128)

Balances at December 31, 2010	$33,315	$23,227

- Accretion (effective yield method)	(6,418)	—
- Accretion recognized as accounts prepay	(1,538)	(1,096)
- Reclassification from nonaccretable to accretable	184	(184)
- Recovery of discount used for loans written off	—	200

Balances at March 31, 2011	$25,543	$22,147

- Accretion (effective yield method)	(3,629)	—
- Accretion recognized as accounts prepay	(696)	(797)
- Reclassification from nonaccretable to accretable	3,673	(3,673)
- Recovery of discount used for loans written off	—	100
- Discount used for loans written off	—	(319)

Balances at June 30, 2011	$24,891	$17,458

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Great Lakes Advisors provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2010 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;
•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•	effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	adverse effects on our operational systems resulting from failures, human error or tampering;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (ET) Wednesday, July 27, 2011 regarding second quarter 2011 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #83467278. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2011 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — Supplemental Financial Information
Selected Financial Highlights — 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Selected Financial Condition Data (at end of period):
Total assets	$14,615,897	$14,094,294	$13,980,156	$14,100,368	$13,708,560
Total loans, excluding covered loans	9,925,077	9,561,802	9,599,886	9,461,155	9,324,163
Total deposits	11,259,260	10,915,169	10,803,673	10,962,239	10,624,742
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,473,386	1,453,253	1,436,549	1,398,912	1,384,736

Selected Statements of Income Data:
Net interest income	108,706	109,614	112,677	102,980	104,314
Net revenue (1)	145,358	150,501	157,138	157,636	154,750
Core pre-tax earnings (2)	52,751	49,544	59,008	48,236	47,912
Net income	11,750	16,402	14,205	20,098	13,009
Net income (loss) per common share — Basic	$0.31	$0.44	$(0.06)	$0.49	$0.26
Net income (loss) per common share — Diluted	$0.25	$0.36	$(0.06)	$0.47	$0.25

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.40%	3.48%	3.46%	3.22%	3.43%
Non-interest income to average assets	1.04%	1.18%	1.24%	1.56%	1.51%
Non-interest expense to average assets	2.76%	2.84%	2.97%	2.85%	2.78%
Net overhead ratio (3)	1.72%	1.66%	1.73%	1.28%	1.26%
Efficiency ratio (2) (4)	67.22%	65.05%	67.48%	67.01%	59.72%
Return on average assets	0.33%	0.47%	0.40%	0.57%	0.39%
Return on average common equity	3.05%	4.49%	(0.66)%	5.44%	2.98%
Average total assets	$14,105,136	$14,018,525	$14,199,351	$14,015,757	$13,390,537
Average total shareholders’ equity	1,460,071	1,437,869	1,442,754	1,391,507	1,371,689
Average loans to average deposits ratio	90.9%	91.2%	89.0%	88.7%	91.0%
Average loans to average deposits ratio (including covered loans)	94.8	94.2	92.1	91.7	93.0

Common Share Data at end of period:
Market price per common share	$32.18	$36.75	$33.03	$32.41	$33.34
Book value per common share (2)	$33.63	$33.70	$32.73	$35.70	$35.33
Tangible common book value per share (2)	$26.67	$26.65	$25.80	$26.34	$25.96
Common shares outstanding	34,988,125	34,947,251	34,864,068	31,143,740	31,084,298
Other Data at end of period:(9)
Leverage Ratio (5)	10.3%	10.3%	10.1%	10.0%	10.2%
Tier 1 Capital to risk-weighted assets (5)	12.3%	12.7%	12.5%	12.7%	13.0%
Total capital to risk-weighted assets (5)	13.5%	14.1%	13.8%	14.1%	14.3%
Tangible Common Equity ratio (TCE) (2) (8)	7.9%	8.0%	8.0%	5.9%	6.0%
Allowance for credit losses (6)	$119,697	$117,067	$118,037	$112,807	$108,716
Credit discounts on purchased premium finance receivables — life insurance (7)	17,458	22,147	23,227	26,399	28,217
Non-performing loans	156,072	155,387	142,132	134,323	135,401
Allowance for credit losses to total loans (6)	1.21%	1.22%	1.23%	1.19%	1.17%
Non-performing loans to total loans	1.57%	1.63%	1.48%	1.42%	1.45%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	8	8	8	8
Banking offices	88	88	86	85	85

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010

Assets
Cash and due from banks	$140,434	$140,919	$153,690	$155,067	$123,712
Federal funds sold and securities purchased under resale agreements	43,634	33,575	18,890	88,913	28,664
Interest-bearing deposits with other banks	990,308	946,193	865,575	1,224,584	1,110,123
Available-for-sale securities, at fair value	1,456,426	1,710,321	1,496,302	1,324,179	1,418,035
Trading account securities	509	2,229	4,879	4,935	38,261
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	86,761	85,144	82,407	80,445	79,300
Brokerage customer receivables	29,736	25,361	24,549	25,442	24,291
Mortgage loans held-for-sale, at fair value	133,083	92,151	356,662	307,231	222,703
Mortgage loans held-for-sale, at lower of cost or market	5,881	2,335	14,785	13,209	15,278
Loans, net of unearned income, excluding covered loans	9,925,077	9,561,802	9,599,886	9,461,155	9,324,163
Covered loans	408,669	431,299	334,353	353,840	275,563

Total loans	10,333,746	9,993,101	9,934,239	9,814,995	9,599,726
Less: Allowance for loan losses	117,362	115,049	113,903	110,432	106,547
Less: Allowance for covered loan losses	7,443	4,844	—	—	—

Net loans	10,208,941	9,873,208	9,820,336	9,704,563	9,493,179
Premises and equipment, net	403,577	369,785	363,696	353,445	346,806
FDIC indemnification asset	110,049	124,785	118,182	161,640	114,102
Accrued interest receivable and other assets	389,634	394,292	366,438	365,496	374,172
Trade date securities receivable	322,091	—	—	—	28,634
Goodwill	283,301	281,940	281,190	278,025	278,025
Other intangible assets	11,532	12,056	12,575	13,194	13,275

Total assets	$14,615,897	$14,094,294	$13,980,156	$14,100,368	$13,708,560

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,397,433	$1,279,256	$1,201,194	$1,042,730	$953,814
Interest bearing	9,861,827	9,635,913	9,602,479	9,919,509	9,670,928

Total deposits	11,259,260	10,915,169	10,803,673	10,962,239	10,624,742
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	423,500	423,500	423,500	414,832	415,571
Other borrowings	432,706	250,032	260,620	241,522	218,424
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	40,000	50,000	50,000	55,000	55,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	2,243	10,000	—	2,045	200
Accrued interest payable and other liabilities	134,309	141,847	155,321	175,325	159,394

Total liabilities	13,142,511	12,641,041	12,543,607	12,701,456	12,323,824

Shareholders’ Equity:
Preferred stock	49,704	49,672	49,640	287,234	286,460
Common stock	34,989	34,947	34,864	31,145	31,084
Surplus	969,314	967,587	965,203	682,318	680,261
Treasury stock	(50)	(74)	—	(51)	(4)
Retained earnings	415,297	404,580	392,354	394,323	381,969
Accumulated other comprehensive income (loss)	4,132	(3,459)	(5,512)	3,943	4,966

Total shareholders’ equity	1,473,386	1,453,253	1,436,549	1,398,912	1,384,736

Total liabilities and shareholders’ equity	$14,615,897	$14,094,294	$13,980,156	$14,100,368	$13,708,560

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2011	2011	2010	2010	2010

Interest income
Interest and fees on loans	$132,338	$136,543	$144,652	$137,902	$135,800
Interest bearing deposits with banks	870	936	1,342	1,339	1,215
Federal funds sold and securities purchased under resale agreements	23	32	39	35	34
Securities	11,438	9,540	7,236	7,438	11,218
Trading account securities	10	13	11	19	343
Federal Home Loan Bank and Federal Reserve Bank stock	572	550	512	488	472
Brokerage customer receivables	194	166	170	180	166

Total interest income	145,445	147,780	153,962	147,401	149,248

Interest expense
Interest on deposits	22,404	23,956	27,853	31,088	31,626
Interest on Federal Home Loan Bank advances	4,010	3,958	4,038	4,042	4,094
Interest on notes payable and other borrowings	2,715	2,630	1,631	1,411	1,439
Interest on secured borrowings — owed to securitization investors	2,994	3,040	3,089	3,167	3,115
Interest on subordinated notes	194	212	233	265	256
Interest on junior subordinated debentures	4,422	4,370	4,441	4,448	4,404

Total interest expense	36,739	38,166	41,285	44,421	44,934

Net interest income	108,706	109,614	112,677	102,980	104,314
Provision for credit losses	29,187	25,344	28,795	25,528	41,297

Net interest income after provision for credit losses	79,519	84,270	83,882	77,452	63,017

Non-interest income
Wealth management	10,601	10,236	10,108	8,973	9,193
Mortgage banking	12,817	11,631	22,686	20,980	7,985
Service charges on deposit accounts	3,594	3,311	3,346	3,384	3,371
Gains on available-for-sale securities, net	1,152	106	159	9,235	46
Gain on bargain purchases	746	9,838	250	6,593	26,494
Trading (losses) gains	(30)	(440)	611	210	(1,617)
Other	7,772	6,205	7,301	5,281	4,964

Total non-interest income	36,652	40,887	44,461	54,656	50,436

Non-interest expense
Salaries and employee benefits	53,079	56,099	59,031	57,014	50,649
Equipment	4,409	4,264	4,384	4,203	4,046
Occupancy, net	6,772	6,505	5,927	6,254	6,033
Data processing	3,147	3,523	4,388	3,891	3,669
Advertising and marketing	1,440	1,614	1,881	1,650	1,470
Professional fees	4,533	3,546	4,775	4,555	3,957
Amortization of other intangible assets	704	689	719	701	674
FDIC insurance	3,281	4,518	4,572	4,642	5,005
OREO expenses, net	6,577	5,808	7,384	4,767	5,843
Other	13,264	11,543	13,140	12,046	11,317

Total non-interest expense	97,206	98,109	106,201	99,723	92,663

Income before taxes	18,965	27,048	22,142	32,385	20,790
Income tax expense	7,215	10,646	7,937	12,287	7,781

Net income	$11,750	$16,402	$14,205	$20,098	$13,009

Preferred stock dividends and discount accretion	$1,033	$1,031	$16,175	$4,943	$4,943

Net income (loss) applicable to common shares	$10,717	$15,371	$(1,970)	$15,155	$8,066

Net income (loss) per common share — Basic	$0.31	$0.44	$(0.06)	$0.49	$0.26

Net income (loss) per common share — Diluted	$0.25	$0.36	$(0.06)	$0.47	$0.25

Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—

Weighted average common shares outstanding	34,971	34,928	32,015	31,117	31,074
Dilutive potential common shares	8,438	7,794	—	988	1,267

Average common shares and dilutive common shares	43,409	42,722	32,015	32,105	32,341

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
Balance:
Commercial	$2,132,436	$1,937,561	$2,049,326	$1,952,791	$1,827,618
Commercial real estate	3,374,668	3,356,562	3,338,007	3,331,498	3,347,823
Home equity	880,702	891,332	914,412	919,824	922,305
Residential real-estate	329,381	344,909	353,336	342,009	332,673
Premium finance receivables — commercial	1,429,436	1,337,851	1,265,500	1,323,934	1,346,985
Premium finance receivables — life insurance	1,619,668	1,539,521	1,521,886	1,434,994	1,378,657
Indirect consumer (1)	57,718	52,379	51,147	56,575	69,011
Consumer and other	101,068	101,687	106,272	99,530	99,091

Total loans, net of unearned income, excluding covered loans	$9,925,077	$9,561,802	$9,599,886	$9,461,155	$9,324,163
Covered loans	408,669	431,299	334,353	353,840	275,563

Total loans, net of unearned income	$10,333,746	$9,993,101	$9,934,239	$9,814,995	$9,599,726

Mix:
Commercial	20%	19%	21%	20%	19%
Commercial real estate	33	34	34	34	35
Home equity	8	9	9	9	10
Residential real-estate	3	4	3	3	3
Premium finance receivables — commercial	14	13	13	13	14
Premium finance receivables — life insurance	16	15	15	15	14
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	96%	96%	97%	96%	97%
Covered loans	4	4	3	4	3

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances – 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
Balance:
Non-interest bearing	$1,397,433	$1,279,256	$1,201,194	$1,042,730	$953,814
NOW	1,530,068	1,526,955	1,561,507	1,551,749	1,560,733
Wealth Management deposits (1)	737,428	659,194	658,660	710,435	694,830
Money Market	1,985,661	1,844,416	1,759,866	1,746,168	1,722,729
Savings	736,974	749,681	744,534	713,823	594,753
Time certificates of deposit	4,871,696	4,855,667	4,877,912	5,197,334	5,097,883

Total deposits	$11,259,260	$10,915,169	$10,803,673	$10,962,239	$10,624,742

Mix:
Non-interest bearing	12%	12%	11%	10%	9%
NOW	14	14	15	14	15
Wealth Management deposits (1)	6	6	6	6	6
Money Market	18	17	16	16	16
Savings	7	7	7	7	6
Time certificates of deposit	43	44	45	47	48

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customes of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
Net interest income	$109,114	$110,028	$113,083	$103,396	$104,775
Call option income	2,287	2,470	1,075	703	169

Net interest income including call option income	$111,401	$112,498	$114,158	$104,099	$104,944

Yield on earning assets	4.54%	4.68%	4.72%	4.59%	4.91%
Rate on interest-bearing liabilities	1.32	1.39	1.43	1.55	1.65

Rate spread	3.22%	3.29%	3.29%	3.04%	3.26%
Net free funds contribution	0.18	0.19	0.17	0.18	0.17

Net interest margin	3.40	3.48	3.46	3.22	3.43
Call option income	0.07	0.08	0.03	0.02	0.01

Net interest margin including call option income	3.47%	3.56%	3.49%	3.24%	3.44%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income — YTD Trends)

	Six Months Ended	Years Ended
	June 30,	December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Net interest income	$219,142	$417,565	$314,096	$247,054	$264,777
Call option income	4,757	2,236	1,998	29,024	2,628

Net interest income including call option income	$223,899	$419,801	$316,094	$276,078	$267,405

Yield on earning assets	4.61%	4.80%	5.07%	5.88%	7.21%
Rate on interest-bearing liabilities	1.35	1.61	2.29	3.31	4.39

Rate spread	3.26%	3.19%	2.78%	2.57%	2.82%
Net free funds contribution	0.18	0.18	0.23	0.24	0.29

Net interest margin	3.44	3.37	3.01	2.81	3.11
Call option income	0.07	0.02	0.02	0.33	0.03

Net interest margin including call option income	3.51%	3.39%	3.03%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010
Liquidity management assets	$2,591,398	$2,632,012	$2,844,351	$2,802,964	$2,613,179
Other earning assets	28,886	27,718	29,676	34,263	62,874
Loans, net of unearned income	9,859,789	9,849,309	9,777,435	9,603,561	9,356,033
Covered loans	418,129	326,571	337,690	325,751	210,030

Total earning assets	$12,898,202	$12,835,610	$12,989,152	$12,766,539	$12,242,116

Allowance for loan losses	(125,537)	(118,610)	(116,447)	(113,631)	(108,764)
Cash and due from banks	135,670	152,264	151,562	154,078	137,531
Other assets	1,196,801	1,149,261	1,175,084	1,208,771	1,119,654

Total assets	$14,105,136	$14,018,525	$14,199,351	$14,015,757	$13,390,537

Interest-bearing deposits	$9,491,778	$9,542,637	$9,839,223	$9,823,525	$9,348,541
Federal Home Loan Bank advances	421,502	416,021	415,260	414,789	417,835
Notes payable and other borrowings	338,304	266,379	244,044	232,991	217,751
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	45,440	50,000	53,369	55,000	57,198
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$11,146,517	$11,124,530	$11,401,389	$11,375,798	$10,890,818

Non-interest bearing deposits	1,349,549	1,261,374	1,148,208	1,005,170	932,046
Other liabilities	148,999	194,752	207,000	243,282	195,984
Equity	1,460,071	1,437,869	1,442,754	1,391,507	1,371,689

Total liabilities and shareholders’ equity	$14,105,136	$14,018,525	$14,199,351	$14,015,757	$13,390,537

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Yield earned on:
Liquidity management assets	2.04%	1.75%	1.32%	1.36%	2.04%
Other earning assets	2.89	2.65	2.45	2.37	3.28
Loans, net of unearned income	5.05	5.34	5.71	5.54	5.71
Covered loans	8.06	8.78	4.75	4.84	5.12

	4.54%	4.68%	4.72%	4.59%	4.91%

Rate paid on:
Interest-bearing deposits	0.95%	1.02%	1.12%	1.26%	1.36%
Federal Home Loan Bank advances	3.82	3.86	3.86	3.87	3.93
Notes payable and other borrowings	3.22	4.00	2.65	2.40	2.65
Secured borrowings — owed to securitization investors	2.00	2.05	2.04	2.09	2.08
Subordinated notes	1.69	1.69	1.71	1.89	1.77
Junior subordinated notes	7.01	7.01	6.97	6.98	6.98

	1.32%	1.39%	1.43%	1.55%	1.65%

Interest rate spread	3.22%	3.29%	3.29%	3.04%	3.26%
Net free funds/contribution	0.18	0.19	0.17	0.18	0.17

Net interest income/Net interest margin	3.40%	3.48%	3.46%	3.22%	3.43%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010
Brokerage	$6,208	$6,325	$6,641	$5,806	$5,712
Trust and asset management	4,393	3,911	3,467	3,167	3,481

Total wealth management	10,601	10,236	10,108	8,973	9,193

Mortgage banking	12,817	11,631	22,686	20,980	7,985
Service charges on deposit accounts	3,594	3,311	3,346	3,384	3,371
Gains on available-for-sale securities	1,152	106	159	9,235	46
Gain on bargain purchases	746	9,838	250	6,593	26,494
Trading (losses) gains	(30)	(440)	611	210	(1,617)
Other:
Fees from covered call options	2,287	2,470	1,074	703	169
Bank Owned Life Insurance	661	876	811	552	418
Administrative services	781	717	715	744	708
Miscellaneous	4,043	2,142	4,701	3,282	3,669

Total other income	7,772	6,205	7,301	5,281	4,964

Total Non-Interest Income	$36,652	$40,887	$44,461	$54,656	$50,436

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010
Salaries and employee benefits:
Salaries	$32,008	$33,135	$31,876	$30,537	$28,714
Commissions and bonus	10,760	10,714	18,043	17,366	12,967
Benefits	10,311	12,250	9,112	9,111	8,968

Total salaries and employee benefits	53,079	56,099	59,031	57,014	50,649
Equipment	4,409	4,264	4,384	4,203	4,046
Occupancy, net	6,772	6,505	5,927	6,254	6,033
Data processing	3,147	3,523	4,388	3,891	3,669
Advertising and marketing	1,440	1,614	1,881	1,650	1,470
Professional fees	4,533	3,546	4,775	4,555	3,957
Amortization of other intangibles	704	689	719	701	674
FDIC insurance	3,281	4,518	4,572	4,642	5,005
OREO expenses, net	6,577	5,808	7,384	4,767	5,843
Other:
Commissions - 3rd party brokers	991	1,030	965	979	1,097
Postage	1,170	1,078	1,220	1,254	1,229
Stationery and supplies	888	840	1,069	812	761
Miscellaneous	10,215	8,595	9,886	9,001	8,230

Total other expense	13,264	11,543	13,140	12,046	11,317

Total Non-Interest Expense	$97,206	$98,109	$106,201	$99,723	$92,663

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans — 5 Quarter Trends

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
Allowance for loan losses at beginning of period	$115,049	$113,903	$110,432	$106,547	$102,397
Provision for credit losses	28,666	24,376	28,795	25,528	41,297
Other adjustments		—	—	—	—
Reclassification (to)/from allowance for unfunded lending-related commitments	(317)	2,116	(1,781)	(206)	785

Charge-offs:
Commercial	7,583	9,140	6,060	3,076	4,781
Commercial real estate	20,691	13,342	13,591	15,727	12,311
Home equity	1,300	773	1,322	1,234	3,089
Residential real estate	282	1,275	311	116	310
Premium finance receivables — commercial	1,893	1,507	1,820	1,505	17,747
Premium finance receivables — life insurance	214	30	154	79	—
Indirect consumer	44	120	239	198	256
Consumer and other	266	160	565	288	109

Total charge-offs	32,273	26,347	24,062	22,223	38,603

Recoveries:
Commercial	301	266	268	286	143
Commercial real estate	463	338	57	197	218
Home equity	19	8	2	8	6
Residential real estate	3	2	2	3	2
Premium finance receivables — commercial	5,375	268	144	220	188
Premium finance receivables — life insurance	12	—	—	—	—
Indirect consumer	42	66	38	29	81
Consumer and other	22	53	8	43	33

Total recoveries	6,237	1,001	519	786	671

Net charge-offs	(26,036)	(25,346)	(23,543)	(21,437)	(37,932)

Allowance for loan losses at period end	$117,362	$115,049	$113,903	$110,432	$106,547

Allowance for unfunded lending-related commitments at period end	2,335	2,018	4,134	2,375	2,169

Allowance for credit losses at period end	$119,697	$117,067	$118,037	$112,807	$108,716

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.45%	1.85%	1.11%	0.60%	1.04%
Commercial real estate	2.40	1.57	1.66	1.84	1.45
Home equity	0.58	0.34	0.57	0.53	1.34
Residential real estate	0.25	0.91	0.17	0.07	0.23
Premium finance receivables — commercial	(0.99)	0.37	0.54	0.39	5.46
Premium finance receivables — life insurance	0.05	0.01	0.04	0.02	—
Indirect consumer	0.02	0.41	1.51	1.08	0.92
Consumer and other	0.98	0.42	1.98	1.01	0.27

Total loans, net of unearned income	1.06%	1.04%	0.96%	0.89%	1.63%

Net charge-offs as a percentage of the provision for credit losses	90.83%	103.98%	81.76%	83.97%	91.85%

Loans at period-end	$9,925,077	$9,561,802	$9,599,886	$9,461,155	$9,324,163
Allowance for loan losses as a percentage of loans at period end	1.18%	1.20%	1.19%	1.17%	1.14%
Allowance for credit losses as a percentage of loans at period end	1.21%	1.22%	1.23%	1.19%	1.17%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets — 5 Quarter Trends

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
Loans past due greater than 90 days and still accruing:
Commercial	$—	$150	$478	$—	$99
Commercial real-estate	—	1,997	—	—	2,248
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables — commercial	4,446	6,319	8,096	6,853	6,350
Premium finance receivables — life insurance	324	—	—	1,222	1,923
Indirect consumer	284	310	318	355	579
Consumer and other	—	1	1	2	3

Total loans past due greater than 90 days and still accruing	5,054	8,777	8,893	8,432	11,202

Non-accrual loans:
Commercial	26,168	26,157	16,382	19,444	17,741
Commercial real-estate	89,793	94,001	93,963	83,340	82,984
Home equity	15,853	11,184	7,425	6,144	7,149
Residential real-estate	7,379	4,909	6,085	6,644	4,436
Premium finance receivables — commercial	10,309	9,550	8,587	9,082	11,389
Premium finance receivables — life insurance	670	342	354	222	—
Indirect consumer	89	320	191	446	438
Consumer and other	757	147	252	569	62

Total non-accrual loans	151,018	146,610	133,239	125,891	124,199

Total non-performing loans:
Commercial	26,168	26,307	16,860	19,444	17,840
Commercial real-estate	89,793	95,998	93,963	83,340	85,232
Home equity	15,853	11,184	7,425	6,144	7,149
Residential real-estate	7,379	4,909	6,085	6,644	4,436
Premium finance receivables — commercial	14,755	15,869	16,683	15,935	17,739
Premium finance receivables — life insurance	994	342	354	1,444	1,923
Indirect consumer	373	630	509	801	1,017
Consumer and other	757	148	253	571	65

Total non-performing loans	$156,072	$155,387	$142,132	$134,323	$135,401
Other real estate owned	82,772	85,290	71,214	76,654	86,420

Total non-performing assets	$238,844	$240,677	$213,346	$210,977	$221,821

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.23%	1.36%	0.82%	1.00%	0.98%
Commercial real-estate	2.66	2.86	2.81	2.50	2.55
Home equity	1.80	1.25	0.81	0.67	0.78
Residential real-estate	2.24	1.42	1.72	1.94	1.33
Premium finance receivables — commercial	1.03	1.19	1.32	1.20	1.32
Premium finance receivables — life insurance	0.06	0.02	0.02	0.10	0.14
Indirect consumer	0.65	1.20	0.99	1.42	1.47
Consumer and other	0.75	0.15	0.24	0.57	0.07

Total loans	1.57%	1.63%	1.48%	1.42%	1.45%

Total non-performing assets as a percentage of total assets	1.63%	1.71%	1.53%	1.50%	1.62%

Allowance for loan losses as a percentage total non-performing loans	75.20%	74.04%	80.14%	82.21%	78.69%